Exhibit 99.1

Medifast, Inc. Announces Quarterly Dividend

OWINGS MILLS, Md., September 7, 2017 /PRNewswire/ -- Medifast, Inc. (NYSE: MED), a leading provider of clinically studied healthy living products and programs, announced today that its Board of Directors has declared a $0.32 cash dividend to its stockholders. The quarterly cash dividend of $0.32 per share is payable on November 9, 2017 to stockholders of record as of the close of business on September 22, 2017.

The Company expects to maintain a program of paying dividends on a quarterly basis. However, the declaration of dividends in the future is subject to the discretion of the Medifast Board of Directors, who will evaluate the Company's dividend program from time to time based on factors that it deems relevant.

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About Medifast®:

Medifast (NYSE: MED) is a leading provider of clinically studied healthy living products and programs. It partners with OPTAVIA Coaches™ to help its clients achieve Optimal Health™ and Wellbeing through a comprehensive approach to Lifelong Transformation, One Healthy Habit at a Time™, with personal support and scientifically proven plans and Fuelings. Medifast was founded in 1980 in Owings Mills, Maryland and is the brand recommended by more than 20,000 Doctors since 1980. The company was named to the Forbes 100 Most Trustworthy Companies in America List in 2017 and 2016. For more information, visit www.MedifastNow.com.

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Forward Looking Statements

This release contains "forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements generally can be identified by use of phrases or terminology such as "intend" or other similar words or the negative of such terminology. Similarly, descriptions of Medifast's objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Medifast believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Medifast's inability to attract and retain independent OPTAVIA Coaches and Members, stability in the pricing of print, TV and Direct Mail marketing initiatives affecting the cost to acquire customers, increases in competition, litigation, regulatory changes, and its planned growth into new domestic and international markets and new channels of distribution. Although Medifast believes that the expectations, statements, and assumptions reflected in these forward- looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest. Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

Investor Contact:

ICR, Inc., Katie Turner, (646) 277-1228